Exhibit 4.5

Private & confidential

THIS IS AN IMPORTANT DOCUMENT. YOU SHOULD TAKE INDEPENDENT LEGAL ADVICE BEFORE SIGNING AND SIGN ONLY IF YOU WANT TO BE LEGALLY BOUND. IF YOU SIGN AND THE LENDER IS NOT PAID, YOU MAY HAVE TO PAY INSTEAD OF THE BORROWERS. YOUR LIABILITY WILL BE AS PROVIDED IN CLAUSE 2.1.

Dated:                          . 2022

TORO CORP.

- and -

ALPHA BANK S.A.

CORPORATE GUARANTEE

in respect of the obligations of

Gamora Shipping Co. and Rocket Shipping Co., under a Loan Agreement dated 27th April, 2021 (as amended) for a secured loan facility of up to US$18,000,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1.	INTERPRETATION	1

2.	GUARANTEE	3

3.	PAYMENTS	9

4.	REPRESENTATIONS AND WARRANTIES	11

5.	UNDERTAKINGS	15

6.	SET-OFF	20

7.	ASSIGNMENT	20

8.	EXPENSES	22

9.	FURTHER ASSURANCE	22

10.	MISCELLANEOUS	22

11.	NOTICES AND DEMANDS	24

12.	LAW AND JURISDICTION	26

APPENDIX

“A” Copy of the execution form of the Loan Agreement

THIS GUARANTEE is made this ……….. day of ………….., 2022

BETWEEN:

(1)	TORO CORP., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Guarantor”, which expression shall include its successors); and

(2)	ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting through its office at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the “Lender”, which expression shall include its successors and assigns).

WHEREAS:

(A)	Gamora Shipping Co., of the Marshall Islands and Rocket Shipping Co., of the Marshall Islands, as joint and several borrowers (the “Borrowers”) and (ii) the Lender, as lender, have entered into a Loan Agreement dated 27th April, 2021 (the “Principal Agreement”) as amended and supplemented by a first supplemental agreement dated … ……. 2022 (a copy of execution form of which has been received by the Guarantor, is attached hereto as Appendix ‘A’ and is made an integral part hereof) (hereinafter called the “First Supplemental Agreement”) (the Principal Agreement together with the First supplemental agreement and as the same may from time to time be amended and/or supplemented is hereinafter called the “Loan Agreement”) pursuant to which the Lender agreed, under the terms and conditions contained therein, to make and available to the Borrowers a secured floating interest rate loan facility in the amount of United States Dollars Eighteen million ($18,000,000) (the “Loan”) for the purposes referred to therein;

(B)	pursuant to the First Supplemental Agreement, it is a condition precedent to the Lender agreeing to amend the Principal Agreement as provided in the First Supplemental Agreement and maintaining the Loan available to the Borrowers, as joint and several borrowers, that the Guarantor shall execute and deliver to the Lender this Guarantee which is the ‘New Corporate Guarantee’ referred to in the First Supplemental Agreement and the Guarantor has agreed to execute this Guarantee in consideration of the Lender agreeing, at the request of the Borrowers, to to amend the Principal Agreement as provided in the First Supplemental Agreement and to maintain the Loan available to the Borrowers, as joint and several borrowers, and for other valuable consideration provided by the Lender (the sufficiency of which the Guarantor hereby acknowledges); and

(C)	this Guarantee is given by the Guarantor in favour of the Lender by way of security for all monies now or hereafter due or payable by the Borrowers to the Lender under or pursuant to the Loan Agreement and the other Finance Documents.

NOW IT IS HEREBY WITNESSED AND AGREED as follows:

1.	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Loan Agreement and not otherwise defined in this Guarantee shall have the same meanings when used herein and the Guarantor hereby declares its familiarity with the terms and conditions of the Loan Agreement.

1.2	Additional definitions

In this Guarantee, unless the context otherwise requires:

“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in Clause 2.1 (Guarantee to pay and perform);

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination of the partnership); and

“Spin-Off” means the transfer of the shares of (inter alia) the Borrowers to the Guarantor and the subsequent listing of the New Corporate Guarantor’s common shares on the Nasdaq Capital Market;

“Relevant Jurisdiction” means any jurisdiction in which or where the Guarantor is resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4	Construction of certain terms

In this Guarantee, unless the context otherwise requires:

(a)	reference to this Guarantee includes all the terms of this Guarantee and the appendices hereto and references to clauses and the appendices hereto are to be construed as references to the Clauses of, and the appendices to, this Guarantee;

(b)	reference to Clauses, Sub-Clauses, Annexes or Appendices and Schedules are to Clauses, Sub-Clauses, Annexes or Appendices and Schedules of this Guarantee and references to this Guarantee include the Appendix or Appendices hereto;

(c)	references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

(d)	where the context so admits, words in the singular include the plural and vice versa;

(e)	references to a time of day are to London time;

(f)	reference to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall, save as otherwise provided, be construed as reference to the reasonable opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Guarantor even if not expressly so spelled out in the particular Clause save for manifest error;

(g)	subject to any specific provision of the Loan Agreement and this Guarantee, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/to or include, as appropriate, their respective successors and permitted assigns;

(h)	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

(i)	this Guarantee and all documents referred to in this Guarantee include the same as varied and/or amended and/or supplemented from time to time;

(j)	all obligations imposed on, or assumed by the Guarantor and any other guarantor are joint and several even if not so expressed;

(k)	reference to “any other guarantor” means any person which has guaranteed or at any time may guarantee the obligations of the Borrowers under the Loan Agreement;

(l)	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Financial Indebtedness and “guaranteed” shall be construed accordingly; and

(m)	references to any law or enactment, amended or extended shall be deemed to include reference to such enactment as re-enacted, amended or extended.

2.	GUARANTEE

2.1	Guarantee to pay and perform

(a)	In consideration of the Lender agreeing to to amend the Principal Agreement as provided in the First Supplemental Agreement and to maintain available to the Borrowers, as joint and several borrowers, the Loan pursuant to the terms and conditions of the Loan Agreement and other good and valuable consideration (the receipt and adequacy whereof the Guarantor hereby acknowledges), the Guarantor, as primary obligor and not as surety only and waiving all the rights, exceptions and objections granted by any applicable law to the Guarantor, jointly and severally with any other guarantor, hereby irrevocably and unconditionally:

(i)	guarantees to the Lender the full, complete, due, prompt and punctual performance, observance of and compliance by the Borrowers with all their respective obligations under the Loan Agreement and the other Finance Documents and the due and punctual payment to the Lender on the due date of all sums payable now or in the future by the Borrowers under the Loan Agreement and the other Finance Documents as and when the same shall become due (or, in the case of sums expressed to be payable by the Borrowers on demand (whether following acceleration or otherwise), within three (3) Banking Days of demand by the Lender); and

(ii)	undertakes with the Lender that if and whenever the Borrowers fail to make payment when due of any sum whatsoever under the Loan Agreement and/or the other Finance Documents, the Guarantor shall, within three (3) Banking Days of demand, pay all sums in respect of which default has been made in accordance with the provisions of the Loan Agreement (including, without limitation interest to the date of payment at the rate specified in Clause 3.4 (Default interest) of the Loan Agreement in respect of which an amount has become due and remains unpaid and all other charges and Expenses (including documented legal and other costs on a full indemnity basis); and

(iii)	undertakes with the Lender that if and whenever the Borrowers shall be in default in the performance of any of its obligations whatsoever under or in connection with the Loan Agreement and the other Finance Documents (or any of them) to which each Borrower is a party, the Guarantor will perform such obligations on demand.

(b)	The liability of the Guarantor shall be to pay to the Lender the full amount from time to time owing to the Lender by the Borrowers under the Loan Agreement and/or the other Finance Documents and the Guarantor confirms and agrees (without prejudice to Clause 2.3 (Liability unconditional) Clause 2.4 (Obligations unaffected) of this Guarantee) that the liability of the Guarantor hereunder shall not be discharged or diminished by any failure by any other guarantor to execute its or his/her guarantee or any release by the Lender of any other guarantor from its obligations thereunder.

2.2	Statements of account conclusive

The Guarantor expressly agrees and admits that abstracts or photocopies of the books of the Lender as well as statements of accounts or certificates signed by an authorised officer of the Lender shall (save for manifest error) be conclusive, binding and full evidence on the Guarantor as to the existence and/or the amount of the at any time Outstanding Indebtedness, under the Loan Agreement and/or the other Finance Documents, the applicable interest rate or Default Rate, or any other rate provided for or referred to in the Loan Agreement, the Interest Period, the value of additional securities (to be calculated in accordance with the respective provisions of the Loan Agreement), the payment or non-payment of any amount due under the Loan Agreement and/or the other Finance Documents.

2.3	Liability unconditional

The Guarantor shall not be exonerated and its liability hereunder shall not be lessened or impaired and the Guarantor shall not be exonerated by any time, indulgence or relief being given by the Lender to the Borrowers, any other guarantor or any other person, by any amendment of or supplement to the Loan Agreement or any of the Security Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against the Borrowers, the Guarantor or any other person or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.4	Obligations unaffected

The obligations of the Guarantor hereunder shall not be affected by any legal limitation, disability, incapability (including without limitation death, unsoundness of mind, bankruptcy, administration, receivership, liquidation and dissolution) or other circumstances relating to the Borrowers, any other guarantor or any other person, whether known or not to the Lender, by any invalidity in or irregularity or unenforceability of the obligations of the Borrowers, any other guarantor or any other person under the Loan Agreement or any of the other Finance Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of the Borrowers, any other guarantor, the Lender or any other person.

2.5	Lender’s right to enforce security

The Guarantor hereby waives all rights the Guarantor may have of first requiring the Lender to proceed against or enforce any guarantee or security of, or claim payment from, the Borrowers or any other person before enforcing this Guarantee and no action taken or omitted by the Lender in connection with any other guarantee or security or other means of payment in respect of the Borrowers’ obligations under the Loan Agreement shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee.

2.6	No right of subrogation and indemnity

(a)	Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Lender, it will not exercise:

(i)	its rights of subrogation, reimbursement and indemnity against the Borrowers (or either of them) or any other person liable;

(ii)	any right to object to any payment to the Lender resulting from any counter claim which the Guarantor might have against the Lender;

(iii)	any right to object to any payment, as a result of errors or omissions made by the Lender, which caused the Guarantor to lose any right or recourse against the Borrowers (or either of them) or any third party; and

(iv)	any other right, benefit or privilege which the Guarantor has under the law and is subject to waiver.

The Guarantor shall not have, as regards this Guarantee, any of the rights and defences of a surety.

2.7	Settlements conditional

Any release settlement or discharge between the Lender and the Guarantor shall be conditional upon no security or payment to the Lender by the Borrowers (or either of them) or any other guarantor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force or for any other reason whatsoever and the Lender shall be entitled to recover from the Guarantor the value which the Lender has placed upon such security or the amount of any such payment as if such settlement or discharge had not occurred and any such payment has not been made.

2.8	Interest

The Guarantor agrees to pay interest (to the extent that such interest is not paid by the Borrowers) from the date upon which the Borrowers fail to make payment under the Loan Agreement or any of the other Finance Documents (or, if earlier, from the date when the legal liability of the Borrowers to pay interest under the Loan Agreement ceased by reason of provisions or enactments relating to bankruptcy, insolvency, liquidation or otherwise) until payment has been effected in full of all moneys, obligations and liabilities hereby guaranteed, such interest to be payable before and after judgment at the default rate of interest described in Clause 3.4 (Default interest) of the Loan Agreement (the “Default Rate”). Such interest payment shall – unless the demanded amount already includes interest at the Default Rate - be compounded semi-annually in the event of the demanded amount not being paid by the Guarantor within five (5) Banking Days after receipt by the Guarantor of the Lender’s written demand under this Guarantee and shall be payable on demand.

2.9	Continuing security and other matters

This Guarantee shall:

(a)	secure the ultimate balance from time to time owing to the Lender by the Borrowers and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

(b)	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Lender; and

(c)	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Lender and/or the Lenders dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.10	Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

(a)	the Incapacity or any change in the name, style or constitution of the Borrowers (or any of them) or any other person liable;

(b)	the Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrowers (or any of them) or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrowers (or any of them) or any other person liable; or

(c)	any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.11	Collateral Instruments

The Lender shall not be obliged to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Guarantee and no action taken or omitted by the Lender in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee.

2.12	Waiver of Guarantor’s rights

(a)	Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Lender, it will not:

(i)	exercise its rights of subrogation, reimbursement and indemnity against the Borrowers (or any of them) or any other person liable;

(ii)	demand or accept repayment in whole or in part of any indebtedness now or hereafter due to the Guarantor from the Borrowers (or any of them) or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

(iii)	take any step to enforce any right against the Borrowers (or any of them) or any other person liable in respect of any Guaranteed Liabilities; or

(iv)	claim any set-off or counterclaim against the Borrowers (or any of them) or any other person liable or claim or prove in competition with the Lender in the liquidation of the Borrowers (or any of them) or any other person liable or have the benefit of, or share in, any payment from or composition with, the Borrowers (or any of them) or any other person liable or any other Collateral Instrument now or hereafter held by the Lender and/or the Lenders for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Lender and/or the Lenders, it will prove for the whole or any part of its claim in the liquidation of the Borrowers (or any of them) or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Lender and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Lender shall deem appropriate.

The Guarantor shall not have, as regards this Guarantee, any of the rights and defences of a surety.

(b)	Without prejudice to the generality of any waivers included in the preceding Clauses the Guarantor hereby specifically waives without reservation, absolutely and unconditionally:

(i)	the benefit of discussion and any other rights, benefits or privileges granted to the Guarantor by any applicable law;

(ii)	any right to object to any payment to the Lender resulting from any counter claim which the Guarantor might have against the Lender; and

(iii)	any other right, benefit or privilege which the Guarantor has under the law and it subject to waiver.

2.13	Suspense account

The Lender may, for the purpose of claiming or proving in a bankruptcy of the Borrowers (or any of them) or any other Security Party, place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate suspense or other nominal account without applying it in satisfaction of the Borrowers’ obligations under the Loan Agreement.

2.14	No security taken by Guarantor

The Guarantor has not taken or received, and the Guarantor hereby undertakes that until all monies, obligations and liabilities due, owing or incurred by the Borrowers under the Loan Agreement and the other Finance Documents have been paid in full, the Guarantor will not take or receive, any security or lien from the Borrowers (or either of them) or any other person in respect of the granting of this Guarantee or for any liability whatsoever.

2.15	Indemnity

In addition to the obligations of the Guarantor under Clause 2.1 (Guarantee to pay and perform) and separate therefrom, the Guarantor irrevocably agrees to indemnify and keep the Lender indemnified forthwith upon demand against any loss of whatsoever kind resulting from the failure by the Borrowers (or either of them) to make when stated to be due any payment due to the Lender or to perform when due any other obligation under or in respect of the Loan Agreement, the Finance Documents or any of them, whether or not the Lender has attempted to enforce any right against the Borrower. Without prejudice to the generality of the foregoing, such loss shall include the total amount of all those amounts (to the extent to which the Lender shall not already have received them) as are expressed to fall within the obligations of the Guarantor under Clause 2.1 (Guarantee to pay and perform).

2.16	Admission of debt binding

Any admission of debt by the Borrowers (or either of them) will be binding automatically on the Guarantor.

2.17	Invalidity

As a separate and independent stipulation, the Guarantor agrees that if any purported obligation or liability of the Borrowers (or either of them) which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrowers (or either of them) on any ground whatsoever whether or not known to the Lender (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of any of the Borrowers or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrowers (or either of them)) the Guarantor shall, nevertheless, be liable to the Lender in respect of the purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Lender fully indemnified on demand against all damages, losses, costs, and expenses arising from any failure of the Borrowers (or either of them) to perform or discharge any such purported obligation or liability.

2.18	Guarantor to deliver up certain property

If, contrary to this Guarantee, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Lender and shall be delivered to the Lender on demand.

2.19	Guarantor bound

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Loan Agreement may not do so or may not be effectual bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Lender.

2.20	Judgments relating to Loan Agreement

This Guarantee shall cover any amount payable by the Borrowers (or any of them) under or in connection with any judgment relating to the Loan Agreement and any other Finance Document.

2.21	No limit on number of demands

The Lender may serve more than one demand under clause 2.1 (Guarantee to pay and perform).

2.22	Release of this Guarantee

This Guarantee shall terminate and be cancelled upon the receipt by the Lender of all amounts due or to become due to it hereunder in accordance with the terms hereof, whereupon the Guarantor shall be fully released from any and all of its obligations hereunder, the Loan Agreement and the other Finance Documents and the Lender shall execute, at the Guarantor’s cost and request, a deed of release of the Guarantor.

3.	PAYMENTS

3.1	Payments

All payments to be made by the Guarantor to the Lender under this Guarantee shall be made pursuant to Clause 5 (Payments, Taxes and computation) of the Loan Agreement.

3.2	Banking Days

All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before the said due date. Payment shall be made to the account which the Lender shall designate.

3.3	No set-off or counterclaim

All payments to be made by the Guarantor under any of the Finance Documents shall be made without any set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction now or hereafter, Taxes or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state or any other deductions or withholdings (collectively referred to below as “Governmental Withholdings”).

3.4	Grossing up for Taxes

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Guarantor to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Guarantor shall in addition pay to the Lender on the due date for payment such additional amounts as may be necessary to ensure that there will be received by the Lender (and retained by it, free from any liability in respect of any Governmental Withholdings or any other deduction or withholding) a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Guarantor shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Guarantor to make any such Governmental Withholdings or other deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall, not later than 30 days after such deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts any other documentary evidence reasonably required by the Lender in respect of the payment of any Governmental Withholdings or other deduction or withholding.

3.5	Tax credit

If, following any such deduction or withholding as is referred to in Clause 3.4 (Grossing up for Taxes) from any payment by the Guarantor, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, subject to the Guarantor having made any increased payment in accordance with Clause 3.4 (Grossing up for Taxes), reimburse the Guarantor with such amount as the Lender shall certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Guarantor as aforesaid. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Guarantee shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.

3.6	Currency indemnity

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers, or as the case may be, the Guarantor, or (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to this Guarantee the Guarantor undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgments, claim or proof. Any amount due from the Guarantor under this Clause 3.6 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Loan Agreement or any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties

The Guarantor hereby represents and warrants to the Lender that:

(a)	Due incorporation: the Guarantor is a corporation duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands, as a Marshall Islands corporation and has power to carry on its business as it is now being lawfully conducted and to own its property and other assets;

(b)	Corporate power to guarantee: the Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

(c)	No default under other Financial Indebtedness: the Guarantor is not in default under any agreement to which it is a party or by which it may be bound relating to Financial Indebtedness of an amount exceeding Dollars One million two hundred fifty thousand ($1,250,000) nor any Event of Default relating to the Guarantor (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default relating to the Guarantor) has occurred and is continuing and nor will such a default or Event of Default (or such event) result from the entry by the Guarantor into this Guarantee or the performance by the Guarantor of any of its obligations under this Guarantee;

(d)	Binding obligations: this Guarantee and each of the other Finance Documents to which the Guarantor is or is to be a party constitutes valid and legally binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms and conditions, and that there are no other agreements or arrangements which may adversely affect or conflict with the Loan Agreement, this Guarantee and the other Security Documents or the security thereby created;

(e)	No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Guarantor’s Articles of Incorporation and By-Laws or (iv) result in the creation or imposition of or oblige the Guarantor to create any Security Interest (other than a Permitted Security Interest) on any of the Guarantor’s undertakings, assets, rights or revenues;

(f)	No litigation: no action, suit, proceeding, litigation, arbitration, tax claim or administrative proceeding or dispute against the Guarantor relating to sums exceeding United States Dollars One million two hundred fifty thousand ($1,250,000) is presently taking place or pending or to its knowledge threatened nor is there subsisting any judgment or award given against the Guarantor before any court, board of arbitration or other body which, in either case, if adversely determined, would result in a material adverse change in the business or financial condition of the Guarantor;

(g)	No filings required: it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee and each of the other Finance Documents to which the Guarantor is or is to be a party that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee or any of the other Finance Documents to which the Guarantor is or is to be a party and this Guarantee and each of the other Finance Documents to which the Guarantor is or is to be a party is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

(h)	Choice of law: the choice by the Guarantor of English law to govern this Guarantee and the submission by the Guarantor to the non-exclusive jurisdiction of the English courts is valid and binding;

(i)	No immunity: neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(j)	Consents obtained: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee and each of the other Finance Documents to which the Guarantor is or is to be a party or the performance by the Guarantor of its obligations under this Guarantee and each of the other Finance Documents to which the Guarantor is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

(k)	Information: all financial and other information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of the Loan Agreement, this Guarantee and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(l)	Payments: all payments made or to be made by the Guarantor under or pursuant to this Guarantee may be free and clear of, and without deduction or withholding for or on account of, any Taxes;

(m)	Commercial Benefit: the giving of this Guarantee by the Guarantor is to the commercial benefit of the Guarantor in that each Borrower is a 100% owned Subsidiary of the Guarantor and that by lending its support to the Borrowers through this Guarantee it furthers its own business interests within the scope of its constitutional documents;

(n)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or any of the Security Documents to which the Guarantor is or is to be a party or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any document or instrument to be executed or delivered under this Guarantee or any of the Security Documents to which the Guarantor is or is to be a party;

(o)	No Money Laundering: the Guarantor will not, to the extent applicable, in connection with this Guarantee, contravene, or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October, 2005) and comparable United States Federal and state laws;

(p)	Principal place of business: maintain its place of business, and keep its corporate documents and records, at the address referred to in Clause 12.1 (Notices); and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America; and

(a)	Guarantor fully familiar: all the terms and provisions of the Loan Agreement and the other Finance Documents have been perused by the Guarantor and the Guarantor is fully familiar with and agrees to all the provisions of the Loan Agreement and the other Finance Documents;

(q)	Independent legal advice: the Guarantor has read and understood the provisions of this Guarantee and has taken independent legal advice as to the effect hereof and, in particular, the Guarantor understands that failure to comply with this Guarantee may result in the Guarantor’s assets being seized and/or personal bankruptcy of the Guarantor;

(r)	No waiver: no oral or written statement has been made by or on behalf of the Lender which could be construed as a waiver of any provisions of this Guarantee or a statement of intention not to enforce the same in accordance with its terms;

(s)	No Material Adverse Change: no Material Adverse Change has occurred in any of the Borrowers, the Guarantor and the other Security Parties;

(t)	Full power: the Guarantor has full power to enter into and perform its obligations under this Guarantee;

(u)	Pari passu: without prejudice to Clause 5.2 (Negative Undertakings):

(i)	the obligations of the Guarantor under this Guarantee and each of the Security Documents to which the Guarantor is or is to be a party are direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract; and

(ii)	any Financial Indebtedness of the Guarantor owing to any of its shareholders, directors or other members of the group of companies owned and/or controlled by the same beneficial shareholder(s) as the Borrowers is subordinated in all respects to the Guarantor’s obligations under this Guarantee;

(v)	No Security Interests: none of the assets of the Guarantor is subject to any Encumbrance except as disclosed in writing to the Lender on or prior to the date of this Guarantee;

(w)	Listed company: after the occurrence of the Spin-Off, the Guarantor shall be listed on the NASDAQ Capital Market;

(x)	Control: after the occurrence of the Spin-Off (i) each Borrower shall become a wholly-owned Subsidiary of the Guarantor (ii) Mr. Petros Panagiotidis shall be the Chief Executive Officer and Chief Financial Officer of the Guarantor and shall control either directly or indirectly no less than 5% of the Series B Preferred Shares of the Guarantor with super voting rights ;

(y)	Holding company: the Guarantor is a direct or indirect holding company of various shipping companies (including the Borrowers) involved in the owning of vessels engaged in international voyages and earning profits in free foreign currency;

(z)	Information: the information, exhibits and reports furnished by the Guarantor to the Lender in connection therewith or with the negotiation and preparation of this Guarantee and each of the Security Documents to which the Guarantor is or is to be a party are true and accurate in all material respects and, to the knowledge of the Directors/Officers of the Guarantor, not materially misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein materially misleading;

(aa)	Latest Financial Statement: the latest financial statements delivered to the Lender (if any) under Clause 5.1(a) (Financial statements) have been prepared in accordance with US GAAP and generally accepted accounting principles and practices which have been consistently applied and present fairly and accurately the financial position of the Guarantor as at the end of the financial year to which the same relate and the results of the operations of the Guarantor for the financial period to which the same relate and, as at the end of such financial period, fully disclose any significant liabilities (contingent or otherwise) any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements; and

(bb)	No default: no Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both has occurred and is continuing;

(cc)	Sanctions: the Guarantor:

(i)	is not a Sanctions Restricted Person;

(ii)	does not own or control directly or indirectly a Sanctions Restricted Person; or

(iii)	has not a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(iv)	no proceeds of the Loan shall be made available, directly or to the knowledge of the Guarantor (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

4.2	Additional representations and warranties

The Guarantor further represents and warrants to the Lender that:

(a)	No representations from the Lender: the Guarantor has not received from the Lender any representation or warranty concerning this Guarantee other than as expressly provided in this Guarantee;

(b)	Borrowers’ representations: all the representations made by the Borrowers in Clause 6 (Representations and warranties) of the Loan Agreement are in every respect true and accurate and are correct and are repeated herein by the Guarantor as if they are made in extenso in this Guarantee; and

(c)	Representations correct: at the time of entering this Guarantee all above representations and warranties and/or any other information given the Guarantor to the Lender are true and accurate.

4.3	Survival - Repetition of representations and warranties

The representations and warranties in Clauses 4.1 (Representations and warranties) and 4.2 (Additional representations and warranties) shall survive the execution of this Guarantee and the advance of the Loan and they shall be deemed to be repeated by the Guarantor on and as of each Drawdown Date and each Interest Payment Date until the Outstanding Indebtedness has been repaid in full as if made with reference to the facts and circumstances existing on each such day.

5.	UNDERTAKINGS

5.1	General Undertakings

The Guarantor hereby undertakes with the Lender that, from the date of this Guarantee and throughout the Security Period up and until the full and complete payment and discharge of the Outstanding Indebtedness, it will comply in full with the following undertakings:

(a)	Financial statements: the Guarantor will procure that the annual, financial statements referred to in Clause 8.1(f) (Financial statements) of the Loan Agreement be provided to the Lender as therein described;

(b)	Provision of financial information: the Guarantor will procure that the Lender is provided from time to time, as the Lender may reasonably request, with information on the financial conditions, actual and projected for the following 12 month period cash flow position, commitments and operations of the Borrowers including cash flow analysis and voyage accounts of the Vessels with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorised signatory of the Borrowers as to their correctness;

(c)	Notice of default: the Guarantor will promptly inform the Lender of any occurrence of which the Guarantor becomes aware which might adversely affect its ability and/or the ability of any other Security Party to perform his/its respective obligations under this Guarantee or the Loan Agreement and/or any of the other Finance Documents to which it is or it is to be a party and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(d)	Notice of litigation etc.: the Guarantor will send (or procure that there is sent) to the Lender as soon as the same is instituted (or, to the knowledge of the Guarantor, threatened), details of any litigation, arbitration or administrative proceedings against or involving the Guarantor which, if adversely determined, would result in a material adverse change in the business or financial condition of the Guarantor;

(e)	Consents and licences: without prejudice to Clause 4.1 (Representations and warranties), the Guarantor will obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Guarantee;

(f)	Pari passu: the Guarantor will ensure that its obligations under this Guarantee shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(g)	Compliance with covenants: the Guarantor will ensure and procure compliance by each of the Borrowers and (where applicable) the Approved Manager of the covenants set out in Clause 8 (Covenants) of the Loan Agreement;

(h)	Banking operations-Liquidity: the Guarantor will ensure that all banking operations in connection with the Vessels are carried out through the Lending Office of the Lender and that the minimum liquidity balances are maintained as provided therein;

(i)	Control: the Guarantor will ensure that:

(aa)     the Guarantor shall remain holding company of shipowning companies of tankers, all being engaged in activities acceptable to the Lender;

(bb)     after the occurrence of the Spin-Off each Borrower shall become a wholly-owned Subsidiary of the Guarantor; and

(cc)     Mr. Petros Panagiotidis shall be the Chief Executive Officer and Chief Financial Officer of the Guarantor and shall control either directly or indirectly no less than 5% of the Series B Preferred Shares with super voting powers of Guarantor;

(j)	Borrowers’ Financial Indebtedness: the Guarantor will ensure that the Financial Indebtedness of the Borrowers under the Loan Agreement and the Guarantor hereunder to the Lender will not be subordinated in priority of payment to any other present or future Financial Indebtedness;

(k)	Validity: the Guarantor will ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Guarantee are maintained in full force and effect and/or appropriately taken;

(l)	Taxes: the Guarantor will pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(m)	Compliance of Borrowers’ covenants: the Guarantor will ensure that all the other covenants given by the Borrowers in the Loan Agreement and the Security Documents to which each of the Borrowers is or is to be a party are complied with strictly by that Borrower;

(n)	Material adverse change: the Guarantor will promptly inform the Lender of any occurrence of which the Guarantor becomes aware which might materially adversely affect the ability of either Borrower to perform its obligations under the Loan Agreement and/or any of the other Finance Documents and of any Default forthwith upon becoming aware thereof; and

(o)	Know your customer and money laundering compliance: the Guarantor will provide the Lender with such documents and evidence as the Lender shall from time to time require, based on law and regulations applicable from time to time and the Lender’s own internal guidelines applicable from time to time to identify each Security Party, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by the Loan Agreement and this Guarantee.

5.2	Negative undertakings

The Guarantor undertakes that, from the date of this Guarantee and until the full and complete payment and discharge of the Outstanding Indebtedness, it will not, without the prior written consent of the Lender such consent not to be unreasonably withheld:

(a)	Negative pledge: without the prior written consent of the Lender, the Guarantor will not permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over all or any part (being, either alone or when aggregated with all other undertakings, assets, rights or revenues of the Guarantor falling to be taken into account pursuant to this Clause 5.2(a), material in the opinion of the Lender) of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Guarantor or any other person,

Provided however that for the granting of a guarantee by the Guarantor or a Security Interest by the Guarantor’s relevant Subsidiary in favour of a lender providing a loan facility or other debt like instrument to a member of the Group, the prior written consent of the Lender will not be required;

(b)	No disposals: without the prior written consent of the Lender, such consent not to be unreasonably withheld, the Guarantor will not sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any substantial (in the Lender’s opinion) part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 5.1(b) material in the opinion of the Lender in relation to the undertaking, assets, rights and revenues of the Guarantor) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

(c)	No Loans: the Guarantor will ensure that neither of the Borrowers will make any loans or advances to, or any investments in, any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee directly or through the Approved Manager;

(d)	No Payments: except pursuant to the Loan Agreement, this Guarantee and the other Finance Documents (or as expressly permitted by the same) the Guarantor will ensure that neither of the Borrowers will pay out any funds to any company or person except in connection with its administration, the management, operation, maintenance, trading and/or repair of the Vessels;

(e)	Maintenance of business structure: the Guarantor will not and will ensure that none of the Guarantor, the Borrowers and the Approved Manager will change the nature, organisation and conduct of their type of business as owners or (as the case may be) as managers of vessels or to carry on any business other than the business carried on at the date of the Loan Agreement;

(f)	No merger: (in the case of the Borrowers) the Guarantor will ensure that neither of the Borrowers will merge or consolidate with any other company or person;

(g)	No dividends: the Guarantor will ensure that neither of the Borrowers will declare or pay any dividends or other distribution upon any of the issued shares or otherwise dispose of any assets to any of the shareholders of that Borrower without the prior written consent of the Lender (save as provided in Clause 8.2(o) (No dividends or distribution) of the Loan Agreement) provided that, subject to (i) no Event of Default having occurred and being continuing and (ii) no Event of Default resulting from the payment of such dividends or the making of any other form of distribution, a Borrower shall be entitled to declare or make payments of any dividends without the prior written approval of the Lender; and

(h)	Maintenance of legal structure: the Guarantor will ensure that none of the documents defining the constitution of either of the Borrowers and the Guarantor shall be altered in any material manner whatsoever without the prior written consent of the Lender.

5.3	Additional Documents

The Guarantor hereby further undertakes and agrees with the Lender that throughout the Security Period it will from time to time and within ten (10) days after the Lender’s request execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be reasonably deemed necessary at the reasonable discretion of the Lender for giving full effect to this Guarantee, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under this Guarantee and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled on or prior to the date hereof, such conditions shall be complied with within fourteen (14) days from the date hereof (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

5.4	Sanctions

(a)	Without limiting Clause 5.5 (Compliance with laws etc.), the Guarantor hereby undertakes with the Lender that, from the date of this Agreement and until the date that the Outstanding Indebtedness is paid in full, it shall ensure that none of the Vessels:

(i)	will be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions; and/or

(ii)	will be used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions; and/or

(iii)	will be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(b)	The Guarantor shall:

(i)	not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction, or (ii) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)	procure that neither of the Borrowers shall fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; and

(iii)	procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to any of the Accounts.

5.5	Compliance with laws etc.

The Guarantor shall comply, or procure compliance with all laws or regulations by all Security Parties:

(a)	relating to its respective business generally; and

(b)	all Sanctions.

6.	SET-OFF

6.1	Right of Set-off

The Guarantor hereby authorises the Lender without prejudice to any of the rights of the Lender at law, in equity or otherwise, at any time, after an Event of Default has occurred which is continuing, at any time and without notice to the Guarantor:

(a)	to apply any credit balance standing upon any account of the Guarantor with any branch of the Lender and in whatever currency in or towards satisfaction of any sum due to the Lender from the Guarantor under this Guarantee and/or any of the other Finance Documents;

(b)	in the name of the Guarantor and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)	to combine and/or consolidate all or any accounts in the name of the Guarantor with the Lender.

For all or any of the above purposes the Lender is authorised to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given to it by this Clause 6. The Lender shall notify the Guarantor upon the exercise of any right of set-off giving full details in relation thereto.

7.	ASSIGNMENT

7.1	Assignment by the Lender

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Loan Agreement shall apply, with necessary adoption (such as construing references to the Borrower(s) as references to the Guarantor) in relation to the ability of the Lender and the procedure for such assignment or transfer or change of Lending Office, to assign its rights and/or obligations under this Guarantee, provided always that the liabilities of the Guarantor under this Guarantee or any other Finance Document shall not be increased as a result of any such assignment, transfer, participation or change of Lending Office and that in the event, the Guarantor’s liabilities (actual or contingent) are increased, notwithstanding this proviso, the Guarantor shall not be liable for any such excess.

7.2	Benefit and Burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Lender and its successors in title and its assignees, transferees and participants. The Guarantor expressly acknowledges and accepts the provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Loan Agreement and agrees that any person in favour of whom an assignment or a transfer is made in accordance with such Clause shall be entitled to the benefit of this Guarantee.

7.3	No assignment by the Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4	Documentation

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 7.5, the Guarantor undertakes, immediately on being requested to do so by the Lender, at the expense of the Lender to enter into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Guarantee to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Guarantor shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Lender under this Guarantee assumed by such assignee, transferee or participant. The Guarantor shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in syndicate or otherwise. Any costs, fees and expenses incurred in relation to any such assignment or transfer shall be born by the Lender.

7.5	Disclosure of information

The Lender may disclose to a prospective assignee, substitute or transferee such information about the Guarantor as the Lender shall reasonably consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Lender to keep secret and confidential and, without the consent of the Guarantor, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Guarantor.

7.6	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 7.1 (Assignment by the Lender), this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title of the Lender in the same manner as if such assignee, transferee or other successor in title had been named in this Guarantee as party instead of, or in addition to, the Lender.

8.	EXPENSES

8.1	Costs, fees, expenses etc.

The Guarantor shall pay to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Lender in connection with:

(a)	the negotiation, preparation and execution of this Guarantee; and/or

(b)	the preserving or enforcing of, or attempting to preserve or enforce any of its rights under this Guarantee.

(c)	any variation of, or amendment or supplement to, any of the terms of this Guarantee; and/or

(d)	any consent or waiver required from the Lender in relation to this Guarantee, and in each case, regardless of whether the same is actually implemented, completed or granted, as the case may be.

8.2	Stamp duty etc.

The Guarantor shall pay promptly all stamp, documentary and other like duties and taxes to which this Guarantee may be subject or give rise and shall indemnify the Lender on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Guarantor to pay any such duties or taxes.

9.	FURTHER ASSURANCE

The Guarantor hereby undertakes with the Lender that this Guarantee shall both at the date of execution and delivery thereof and throughout the Security Period will, at its expense, execute, sigh, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by this Guarantee.

10.	MISCELLANEOUS

10.1	Time of essence

Time shall be of the essence as regards every obligation of the Guarantor under this Guarantee.

10.2	Severability of provisions

In the event of any provision contained in any one or more of the Loan Agreement, this Guarantee, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law of any jurisdiction whatsoever such provision shall be ineffective as to that jurisdiction only without modifying the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the Drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. Where however the provisions of any such applicable law may be waived they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that the Loan Agreement, this Guarantee, the other Finance Document and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

10.3	Entire agreement

This Guarantee contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Loan Agreement and/or this Guarantee.

10.4	No implied waivers, remedies cumulative

No failure or delay or omission on the part of the Lender to exercise any power, right or remedy vested to it under the Loan Agreement, this Guarantee and/or any of the other Finance Documents or by law shall impair such right or power or shall be construed as a waiver of, or as an acquiescence in, any default by any of the Guarantor, the Borrower and the other Security Parties, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of the Loan Agreement, this Guarantee or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under the Loan Agreement, this Guarantee and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of the Loan Agreement, this Guarantee and the other Finance Documents. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law. No modification or waiver by the Lender of any provision of the Loan Agreement and/or, this Guarantee and/or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

10.5	Amendment

This Guarantee shall not be amended or varied in its terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto.

10.6	Guarantor bound by Finance Documents

The Guarantor agrees with the Lender to be bound by all provisions of each Finance Document which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

10.7	Language

All communications, certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English or the Greek language in which case it shall be accompanied by a certified English translation upon which the Lender shall be entitled to rely.

10.8	Binding effect

A certificate or determination of the Lender as to any matter provided for in this Guarantee, in the absence of manifest error, shall be conclusive and binding on the Guarantor.

10.9	Counterparts

This Guarantee may be executed in several counterparts, each of which, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute but one and the same document.

10.10	Survival

Without prejudice to the foregoing, the obligations of the Guarantor under Clauses 2.14 (No security taken by Guarantor), 2.15 (Indemnity), 3.6 (Currency Indemnity), and 8 (Expenses) shall survive any repayment of the Facility made prior to the termination or cancellation of this Guarantee.

10.11	Process of personal data

(a)	Process of personal data: The Guarantor hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement (and any supplemental or amendatory agreement thereof) and the other Finance Documents or the personal data that have been or will be lawfully received or obtained by the Lender in relation to this Agreement and the other Finance Documents or the enforcement of all of the rights, powers and remedies possessed by the Lender under this Agreement (and any supplemental or amendatory agreement thereof) and/or under any other Finance Document will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender or by third parties for the purpose of maintaining the security created by this Agreement (and any supplemental or amendatory agreement thereof) and the other Finance Documents and preserving of all of the rights, powers and remedies possessed by the Lender thereunder and properly serving, supporting and monitoring their current business relationship as provided in the information brochure “Information for the Processing of Personal Data” (Ενημέρωση για την επεξεργασία δεδομένων προσωπικού χαρακτήρα) which forms an integral part of this Agreement and the Guarantor hereby confirms that a copy of such information brochure has been received by the Guarantor, its director(s), officer(s) and legal representative(s) and has been perused, duly understood and fully agreed by each of them.

(b)	Duration of the process: The personal data process shall survive the termination and release of this Guarantee for such period as it is required by the applicable law.

11.	NOTICES AND DEMANDS

11.1	Notices

Every notice, request, demand or other communication under this Guarantee shall:

(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.10 (Communications Indemnity) and Clause 10.11 (Electronic communication) of the Loan Agreement by electronic mail or facsimile;

(b)	be deemed to have been received, subject as otherwise provided in this Guarantee, in the case of a letter, when delivered personally or five (5) days after it has been put in to the post and, in the case of a facsimile transmission or electronic mail or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c)	be sent by letter, electronic mail or fax:

(i)	if to be sent to the Guarantor, to:

TORO CORP.,

223 Christodoulou Chatzipavlou Street

Hawaii Royal Gardens

3036 Limassol, Cyprus

Attention: Mr. Petros Panagiotidis and Mr. Ioannis Lazaridis

E-mail: petrospan@castormaritime.com and finance@castormaritime.com

(ii)	if to be sent to the Lender, to:

ALPHA BANK S.A.

93 Akti Miaouli, Piraeus, Greece

Fax No. +30 210 42 90 268

Attention: The Manager

E-mail: shipdivision@alpha.gr

or to such other process agent, address or electronic mail address or fax number as is notified by the Guarantor or the Lender (as the case may be) to the other parties and, in the case of any such change of process address or electronic mail address or fax number as is notified to the Lender, so that the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change signed by the Lender.

(d)	A written notice includes a notice by facsimile or electronic mail.

11.2	Validity of demands

A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Guarantor under the Loan Agreement or any of the other Finance Documents;

(b)	at the same time as the service of a notice under Clause 9.2 (Consequences of Default–Acceleration) of the Loan Agreement,

and a demand under this Guarantee may refer to all amounts payable under or in connection with any Finance Document without specifying a particular sum or aggregate sum.

11.3	Illegible notices

Clause 11.1 (Notices) does not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

11.4	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

11.5	Meaning of “notice”

In this Clause 11, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication

11.6	Communications Indemnity

The Guarantor so far as this Guarantee is concerned gives the Lender the authorities, admissions, indemnities, undertakings and the Guarantor hereby undertakes the responsibilities provided for in Clause 10.10 (Communications Indemnity) and Clause 10.11 (Electronic communication) of the Loan Agreement as if they are repeated herein in extenso.

12.	LAW AND JURISDICTION

12.1	Governing Law

(a)	This Guarantee and any non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, the laws of England.

(b)	For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Guarantor but the Guarantor shall be allowed to rebut such evidence save for witness.

12.2	Submission to jurisdiction

(a)	For the exclusive benefit of the Lender and subject to Clause 12.6 (Right of Security Trustee, but not Guarantor, to bring proceedings in any other jurisdiction), the Guarantor irrevocably and unconditionally submits to the jurisdiction of the courts of England and hereby irrevocably agrees, that that the courts of England shall have exclusive jurisdiction:

(i)	to settle any dispute or other matters whatsoever arising under or in connection with or in any way related to this Guarantee or any non-contractual obligations connected with it (including any dispute or other such matter arising in connection with the negotiation, validity, existence or enforceability of this Guarantee or any part thereof, whether the dispute or such other matter arises under the law of England or under the law of some other country, and including claims arising out of tort or delict) (a “Dispute”). The Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts; and

(ii)	to grant interim remedies, or other provisional or protective relief.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)	The Guarantor shall not commence any proceedings in any country other than England in relation to a Dispute.

12.3	Process Agent in England

Without prejudice to any other mode of service allowed under any relevant law the Guarantor irrevocably designates, appoints and empowers Messrs. Hill Dickinson Services (London) Limited, at present of The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with the Guarantee, provided, however, that:

(a)	the Guarantor hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Guarantor must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Guarantor’s behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Guarantor in accordance with Clause 11.1 (Notices); and

(b)	the Guarantor hereby agrees that failure by a Process Agent for English Proceedings to notify the Guarantor of the process will not invalidate the proceedings concerned.

12.4	Forum non conveniens and enforcement abroad

The Guarantor hereby:

(a)	waives any right and agrees not to apply to the English court or any other Court in any jurisdiction whatsoever or to stay or strike out proceedings commenced in England on the ground that England is an inappropriate forum and/or that there is another more appropriate forum and/or that proceedings have been or will be commenced in any other jurisdiction in connection with any dispute or other matter and/or related matter falling within Clause 12.2 (Submission to jurisdiction); and

(b)	agrees that a judgment or order of an English court in a dispute or other matter falling within Clause 12.2 (Submission to jurisdiction) shall be conclusive and binding on the Guarantor and may be enforced against it in the courts of any other jurisdiction.

12.5	Right of Lender, but not Guarantor, to bring proceedings in any other jurisdiction.

(a)	Nothing in this Clause 12.6 limits the right of the Lender to bring proceedings, including third party proceedings, against the Guarantor, or to apply for interim remedies, in connection with this Guarantee in any other court and/or concurrently in more than one jurisdiction. The obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

(b)	If the Lender decides that any such proceedings should be commenced in any other country, then the Guarantor hereby waives any objections as to the jurisdiction or any claim as to the inconvenience of the forum and covenants and undertakes to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the Court or courts involved is concerned.

12.6	Process Agent in Greece

The Guarantor hereby appoints Mr. Evangelos Bairaktaris, an Attorney-at-Law, presently of 130 Kolokotroni street, 18536 Piraeus, , Greece (hereinafter called the “Process Agent for Greek Proceedings”) upon whom any judicial or extra-judicial process in Greece may be served and any notice, request, demand, payment order or any other legal process under this Guarantee. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server that the process agent cannot be found at such address, any notice, request, demand or other communication to be sent to the Guarantor may be validly effected in accordance with the provisions of the Greek Procedural Laws.

12.7	Third Party rights

No part of this Guarantee shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

12.8	Meaning of “proceedings”

In this Clause 12 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS WHEREOF the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

EXECUTION PAGE

EXECUTED and DELIVERED as a DEED	)
by Mrs.	)
for and on behalf of	)
TORO CORP.,	)
of the Marshall Islands,	)
its duly appointed attorney-in fact	)
in the presence of:	)	Attorney-in-fact

Witness: ___________________________
Name: Ioannis Kotronias
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law

EXECUTED and DELIVERED as a DEED	)
by Mrs.	)
and Mrs.	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.	)
its duly authorised officers	)
in the presence of:	)
Attorney-in-fact

Witness: ___________________________
Name: Ioannis Kotronias
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law

Appendix ‘A’

(Copy of the execution form of the Loan Agreement)